Exhibit 10.10

OGE Energy Corp.

Director Compensation

Compensation of non-management directors of OGE Energy Corp. ("OGE Energy") in 2022 included an annual retainer fee of $250,000, of which $110,000 was payable in cash in quarterly installments and $140,000 was deposited in the director's account under OGE Energy's Deferred Compensation Plan and converted to 3,489.5 common stock units based on the closing price of OGE Energy's Common Stock on December 13, 2022. In 2022, the independent directors did not receive additional compensation for attending Board or committee meetings but were instead paid a quarterly cash retainer. The lead director that served in 2022 received an additional $30,000 cash retainer in 2022. The chair of each of the Compensation, Nominating, Corporate Governance and Stewardship and Audit Committees that served in 2022 received an additional $15,000 annual cash retainer in 2022. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of OGE Energy and Oklahoma Gas and Electric Company in 2022.

Under OGE Energy's Deferred Compensation Plan, non-management directors may defer payment of all or part of their quarterly and annual cash retainer fee, which deferred amounts in 2022 were credited to their account as of the scheduled payment date. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under OGE Energy's Deferred Compensation Plan. In 2022, those investment options included an OGE Energy Common Stock fund, whose value was determined based on the stock price of OGE Energy's Common Stock. When an individual ceases to be a director of OGE Energy, all amounts credited under OGE Energy's Deferred Compensation Plan are paid in cash in a lump sum or installments. In certain circumstances, participants may also be entitled to in-service withdrawals from OGE Energy's Deferred Compensation Plan.

On December 6, 2022, the Compensation Committee met to consider director compensation. At that meeting, the Compensation Committee recommended, and the Board subsequently approved, increasing the annual cash retainer from $110,000 in 2022 to $115,000 for 2023 and the annual equity retainer, credited on December 13, 2022, was increased from $135,000 to $140,000.